Exhibit 5.1


WOODBURN AND WEDGE                                            [LOGO]
ATTORNEYS AND COUNSELORS AT LAW                               Kirk S. Schumacher
SIERRA PLAZA                                 E-MAIL: kschumacher@woodburnlaw.com
6100 NEIL ROAD, SUITE 500                            DIRECT DIAL: (775) 688-3013
RENO, NEVADA  89511-1149
TELEPHONE (775) 688-3000
FACSIMILE (775) 688-3088


                                  May 17, 2001

e-Auction Global Trading Inc.
220 King Street West, Suite 200
Toronto, Ontario
Canada M5H1K7


Dear Sir or Madam:

         We have acted as special counsel to e-Auction Global Trading Inc., a Nevada corporation (the "Company"), in connection with its filing of a registration statement on Form SB2 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), to which this opinion is an exhibit, covering an aggregate of 43,064,567 shares of common stock, par value $.001 per share of the Company which the Selling Stockholders named in the Registration Statement propose to sell pursuant to the Registration Statement (the "Shares").

         In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Incorporation, as amended, (ii) Bylaws, as amended and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that the shares were duly issued and are fully paid and non-assessable.

         Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

         Finally, we are counsel admitted to practice in the State of Nevada, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of Nevada and the United States of America.

e-Auction Global Trading Inc.
May 17, 2001
Page 2

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation SBA promulgated under the Act.

                                             Very truly yours,


                                             WOODBURN and WEDGE

                                             By: /s/ Kirk S. Schumacher
                                                ------------------------------
                                                     Kirk S. Schumacher, Esq.